Exhibit 99.2

FOR IMMEDIATE RELEASE

Forrester Research Reports 2012 Fourth-Quarter and Full-Year Financial Results

Cambridge, Mass., February 13, 2013 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2012 fourth-quarter and full-year financial results.

Fourth-Quarter 2012 Financial Performance

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Total revenues were $75.1 million for the fourth quarter of 2012, compared with $74.7 million for the fourth quarter of last year. Research revenues increased 3%, and advisory services and other revenue decreased 4% compared with the fourth quarter of last year.

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On a GAAP basis, net income was $4.7 million, or $0.21 per diluted share, for the fourth quarter of 2012, compared with net income of $8.9 million, or $0.38 per diluted share, for the same period last year. On a pro forma basis, net income was $6.4 million, or $0.28 per diluted share, for the fourth quarter of 2012, which reflects a pro forma effective tax rate of 39%. Pro forma net income excludes stock-based compensation of $1.5 million, amortization of $0.7 million of acquisition-related intangible assets, and acquisition-related costs of $0.6 million related to M&A activity Forrester did not pursue. This compares with pro forma net income of $9.2 million, or $0.40 per diluted share, for the same period in 2011, which reflects a pro forma tax rate of 40%. Pro forma net income for the fourth quarter of 2011 excludes stock-based compensation of $0.5 million, amortization of $0.7 million of acquisition-related intangible assets, $0.4 million of reorganization costs, and net investment gains of $0.4 million.

“While our sales performance in 2012 will manifest itself in dampened revenue growth in 2013, we are aggressively taking action to correct what we believe were specific, one-time issues,” said George F. Colony, Forrester’s chairman and chief executive officer. “Our brand remains strong as evidenced by our stable client retention rates, and our market opportunity is large.”

“Today, stability is returning to our sales organization. A seasoned sales executive is instilling better process management and more discipline on the selling organization, which should result in improved productivity as we move through the year,” said Colony. “We are beginning to see some early, positive results in the form of lower sales attrition.”

“We are restructuring other parts of the company to streamline some support functions and get our costs more in line with projected revenue in 2013,” said Colony. “We are balancing our desire for near-term financial results with the proper level of investment to get us back on a growth trajectory in 2014.”

Year Ended December 31, 2012 Financial Performance

•	Total revenues were $292.9 million, compared with $283.6 million for the same period last year.

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On a GAAP basis, net income was $26.0 million, or $1.13 per diluted share, for 2012, compared with net income of $23.0 million, or $0.99 per diluted share, for 2011. Net income in 2012 includes a $5.5 million deferred tax benefit resulting from the settlement of a tax audit at one of the company’s foreign subsidiaries.

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On a pro forma basis, net income was $25.5 million, or $1.11 per diluted share, for 2012, which reflects a pro forma effective tax rate of 39%. Pro forma net income excludes stock-based compensation of $5.4 million, amortization of $2.4 million of acquisition-related intangible assets, $1.4 million of reorganization costs, acquisition-related costs of $0.6 million, and net investment gains of $0.3 million. This compares with pro forma net income of $29.4 million, or $1.27 per diluted share, for 2011, which reflects a pro forma tax rate of 40%. Pro forma net income for 2011 excludes stock-based compensation of $3.6 million, amortization of $2.6 million of acquisition-related intangible assets, $3.9 million of duplicate lease costs, $0.4 million of reorganization costs, $1.0 million of acquisition and integration costs, and net investment gains of $1.0 million.

A reconciliation of GAAP results to pro forma results may be found in the attached financial tables.

Reorganization

Forrester is announcing a reduction of approximately 30 jobs or an estimated 2.5% of its workforce worldwide to streamline its operations and to bring costs more in line with projected revenues for 2013. The company anticipates incurring approximately $1.5 million to $1.8 million of severance and related benefit costs in the first quarter of 2013 related to the reduction.

Forrester is providing first-quarter 2013 financial guidance as follows:

First-Quarter 2013 (GAAP):

•	Total revenues of approximately $66.0 million to $69.0 million.
•	Operating margin of approximately (1.0%) to 1.0%.
•	Other income, net of approximately $0.2 million.
•	An effective tax rate of 39%.
•	Weighted average diluted shares outstanding of approximately 22.8 million.
•	Diluted earnings per share of approximately ($0.02) to $0.02.

First-Quarter 2013 (Pro Forma):

Pro forma financial guidance for the first quarter of 2013 excludes stock-based compensation expense of $1.9 million to $2.1 million, amortization of acquisition-related intangible assets of approximately $0.6 million, reorganization costs of $1.5 million to $1.8 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 5.0% to 7.0%.
•	Pro forma effective tax rate of 39%.
•	Pro forma diluted earnings per share of approximately $0.09 to $0.13.

Our full-year 2013 guidance as follows:

Full-Year 2013 (GAAP):

•	Total revenues of approximately $290.0 million to $298.0 million.
•	Operating margin of approximately 6.0% to 7.0%.

•	Other income, net of approximately $0.8 million.
•	An effective tax rate of 39%.
•	Weighted average diluted shares outstanding of approximately 21.9 million.
•	Diluted earnings per share of approximately $0.52 to $0.59.

Full-Year 2013 (Pro Forma):

Pro forma financial guidance for full-year 2013 excludes stock-based compensation expense of $5.7 million to $6.2 million, amortization of acquisition-related intangible assets of approximately $2.3 million, reorganization costs of $1.5 million to $1.8 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 9.5% to 10.5%.
•	Pro forma effective tax rate of 39%.
•	Pro forma diluted earnings per share of approximately $0.79 to $0.86.

About Forrester Research

Forrester Research, Inc. (Nasdaq: FORR) is an independent research company that provides pragmatic and forward-thinking advice to global leaders in business and technology. Forrester works with professionals in 17 roles at major companies providing proprietary research, customer insight, consulting, events, and peer-to-peer executive programs. For more than 29 years, Forrester has been making IT, marketing, and technology industry leaders successful every day. For more information, visit www.forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These include, but are not limited to, statements about anticipated growth, productivity improvements, restructuring activities, and Forrester’s financial guidance for the first quarter of and full-year 2013. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, the possibility of network disruptions and security breaches, and possible variations in Forrester’s quarterly operating results. Financial guidance regarding shares outstanding and per-share amounts is based on certain assumptions that are subject to change, including as a result of the number of shares repurchased by Forrester under its announced share repurchase program. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Jon Symons

Vice President, Corporate Communications

Forrester Research, Inc.

+ 1 617.613.6104

press@forrester.com

© 2013, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three months ended December 31,		Year ended December 31,
	2012	2011	2012	2011
Revenues:
Research services	$51,866	$50,518	$202,998	$191,648
Advisory services and other	23,200	24,132	89,932	91,968

Total revenues	75,066	74,650	292,930	283,616
Operating expenses:
Cost of services and fulfillment	28,726	24,978	111,228	103,571
Selling and marketing	25,681	25,067	101,390	101,468
General and administrative	10,199	8,108	36,866	33,284
Depreciation	2,411	2,024	8,921	5,359
Amortization of intangible assets	666	664	2,445	2,562
Reorganization costs (credits)	(10)	375	1,421	375

Total operating expenses	67,673	61,216	262,271	246,619
Income from operations	7,393	13,434	30,659	36,997
Other income, net	404	357	1,300	630
Gains on investments, net	11	370	301	1,018

Income before income taxes	7,808	14,161	32,260	38,645
Income tax provision	3,107	5,264	6,236	15,635

Net Income	$4,701	$8,897	$26,024	$23,010

Diluted income per share	$0.21	$0.38	$1.13	$0.99

Diluted weighted average shares outstanding	22,652	23,118	22,929	23,164

Basic income per share	$0.21	$0.39	$1.16	$1.02

Basic weighted average shares outstanding	22,282	22,646	22,500	22,666

Pro forma data (1):
Income from operations	$7,393	$13,434	$30,659	$36,997
Amortization of intangible assets	666	664	2,445	2,562
Duplicate lease costs	—	—	—	3,850
Reorganization costs (credits)	(10)	375	1,421	375
Acquisition-related and integration costs	569	—	569	986
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	872	319	3,085	1,644
Selling and marketing	256	65	894	751
General and administrative	348	165	1,418	1,247

Pro forma income from operations	10,094	15,022	40,491	48,412
Other income, net	404	357	1,300	630

Pro forma income before income taxes	10,498	15,379	41,791	49,042
Pro forma income tax provision	4,094	6,151	16,298	19,617

Pro forma net income	$6,404	$9,228	$25,493	$29,425

Pro forma diluted income per share	$0.28	$0.40	$1.11	$1.27

Diluted weighted average shares outstanding	22,652	23,118	22,929	23,164

(1) Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester's ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, duplicate lease costs, costs associated with acquisition and integration activities, stock-based compensation, reorganization costs and credits and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	December 31,
	2012	2011
Balance sheet data:
Cash, cash equivalents and marketable investments	$242,656	$227,603
Accounts receivable, net	$74,623	$81,378
Deferred revenue	$150,479	$147,887

	Year ended December 31,
	2012	2011
Cash flow data:
Net cash provided by operating activities	$53,147	$55,444
Cash used for acquisitions	$—	$(7,531)
Purchases of property and equipment	$(5,103)	$(39,776)
Repurchases of common stock	$(29,843)	$(18,405)
Dividends paid	$(12,588)	$—

	As of December 31,
	2012	2011
Metrics:
Agreement value	$220,355	$221,089
Client retention	77%	80%
Dollar retention	90%	90%
Enrichment	95%	101%
Number of clients	2,462	2,495

	As of December 31,
	2012	2011
Headcount:
Total headcount	1,236	1,208
Research staff	432	450
Sales staff	462	438